Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER 2012 RESULTS

1Q12 Results Return to Historical Levels as Expected, Primarily due to Lack of Snowfall

Highlights:

•                  Q1 2012 Net Sales of $8.6 million in line with internal expectations

•                  Q1 2012 loss per diluted share ($0.19)

•                  Company voluntarily paid down $10 million in debt in January 2012

•                  Declared $0.205 per share cash dividend paid on March 30, 2012

•                  Company confirms 2012 guidance

May 7, 2012 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the first quarter ended March 31, 2012.

First Quarter Results

Historically, the Company’s first quarter sales are the lowest of any quarter, typically averaging less than 10% of full year sales. Management believes this is due to end-users generally not replacing equipment until the beginning of a snow season and distributors generally waiting until Douglas Dynamics’ pre-season sales incentive period to re-stock their inventory. As such, the Company historically generates a net loss in the first quarter. This trend was exacerbated in the first quarter of 2012 by near record low snowfall in many of the Company’s core markets, which meant equipment was not heavily used during the season and therefore did not need to be repaired or replaced. The first quarter 2012 results are in contrast to the comparable period in 2011 in which the Company delivered record net first quarter sales due to significant and sustained snowfall in many of its core markets.

Net sales were $8.6 million in the first quarter of 2012, compared to first quarter 2011 net sales of $23.5 million. The decrease reflects a significant decline in both equipment sales and parts and accessories sales driven mainly by the aforementioned changes in year to year snowfall.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics, commented, “Our results for the quarter were in line with our expectations and reflect the record low levels of snowfall we saw this winter. We have a very tough comparison with our record first quarter last year. Having experienced record snowfall in the first quarter of 2011, we saw one of the lowest snowfall and warmest winters in U.S. history continue through the first quarter of 2012. However, based on the ongoing strength of light truck sales and a positive start to our pre-season order period over the last few weeks, we remain comfortable with the 2012 guidance we provided in March.”

PRIVILEGED AND CONFIDENTIAL

The Company’s net loss was $4.3 million, or $0.19 per diluted share based on weighted average shares of 21.8 million shares, in the first quarter of 2012 compared to a net loss of $0.8 million, or $0.04 per diluted share based on weighted average shares of 21.4 million shares, in the first quarter of 2011.

The Company reported Adjusted EBITDA of negative $1.8 million in the first quarter of 2012 compared to Adjusted EBITDA of $4.1 million in the first quarter of 2011.

The increase in net loss and decrease in Adjusted EBITDA is. primarily attributable to both record parts and accessories shipments and higher equipment unit shipments during the first quarter of 2011 and the changes in year to year snowfall as stated above.

The effective tax rate for the first quarter of 2012 was 31.5%.  The estimated effective tax rate for full year 2012 is expected to be 37.0%.

Balance Sheet and Liquidity

During the first quarter of 2012, the Company recorded net cash used in operating activities of $10.0 million compared to net cash provided by operating activities of $11.8 million in the same period last year.

Mr. Janik noted, “As we mentioned on our fourth quarter earnings call, we voluntarily paid down $10.0 million in debt in January 2012, and are using the cash interest savings to help fund the increase in our stated dividend announced in November 2011. We are confident in our financial strength and believe that our current quarterly dividend is sized appropriately so that we can continue to pay in both high and low snowfall seasons.”

Inventory was $46.7 million as of March 31, 2012, which is in line with historical levels.  Inventory of $40.1 million at the end of the first quarter of 2011 was lower than usual due to strong shipments during that period.

Accounts receivable at the end of the first quarter of 2012 were $7.6 million compared to $9.0 million at the end of the first quarter of 2011. The Company historically sees accounts receivable decline in the first quarter as orders and shipments slow down in conjunction with the end of the snow season.

Dividend

As previously reported, on March 9, 2012, pursuant to the Company’s dividend policy, its Board of Directors declared a quarterly cash dividend of $0.205 per share of the Company’s common stock. The declared $0.205 per share cash dividend was paid on March 30, 2012, to stockholders of record as of close of business on March 20, 2012.

Webcast Information

The Company will host an investor conference call on Tuesday, May 8 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in the form of the non-GAAP measure Adjusted EBITDA.  This non-GAAP disclosure should not be construed as an alternative to the reported results determined in accordance with GAAP.

The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors, lack of available or favorable financing options for our end-users or distributors, increases in the price of fuel, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, our inability to develop new products or improve upon existing products in response to end-user needs, our inability to compete effectively against competition, the effects of laws and regulations and their interpretations on our business and financial condition, losses due to lawsuits arising out of personal injuries associated with our products and factors that could impact the future declaration and payment of dividends, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$14,212	$39,432
Accounts receivable, net	7,616	34,019
Inventories	46,741	24,005
Deferred income taxes	4,959	4,952
Prepaid income taxes	3,599	—
Prepaid and other current assets	1,281	1,054
Total current assets	78,408	103,462

Property, plant, and equipment, net	20,999	21,340
Assets held for sale	1,732	1,732
Goodwill	107,222	107,222
Other intangible assets, net	120,447	121,747
Deferred financing costs, net	3,243	3,402
Other long-term assets	598	112
Total assets	$332,649	$359,017

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,391	$5,040
Accrued expenses and other current liabilities	8,487	16,105
Income taxes payable	—	395
Current portion of long-term debt	971	11,071
Total current liabilities	12,849	32,611

Retiree health benefit obligation	8,144	8,053
Pension obligation	14,127	14,163
Deferred income taxes	28,408	26,957
Deferred compensation	912	912
Long-term debt, less current portion	111,723	111,866
Other long-term liabilities	1,554	1,066

Total stockholders’ equity	154,932	163,389
Total liabilities and stockholders’ equity	$332,649	$359,017

Douglas Dynamics, Inc.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)

	Three Month Period Ended
	March 31, 2012	March 31, 2011
	(unaudited)

Net sales	$8,560	$23,490
Cost of sales	6,740	14,419
Gross profit	1,820	9,071

Selling, general, and administrative expense	4,631	5,927
Intangibles amortization	1,300	1,300

Income (loss) from operations	(4,111)	1,844

Interest expense, net	(2,046)	(2,204)
Other expense, net	(78)	(115)
Loss before taxes	(6,235)	(475)

Income tax expense (benefit)	(1,967)	325

Net loss	$(4,268)	$(800)
Less: Net loss attributable to participating securities	(54)	(10)
Net loss attributable to common shareholders	$(4,214)	$(790)

Weighted average number of common shares outstanding:
Basic	21,826,701	21,414,029
Diluted	21,826,701	21,414,029

Loss per share:
Basic	$(0.19)	$(0.04)
Diluted	$(0.19)	$(0.04)
Cash dividends declared and paid per share	$0.21	$0.57
Comprehensive loss	$(4,279)	$(800)

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2012	March 31, 2011
	(unaudited)

Operating activities
Net loss	$(4,268)	$(800)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,001	2,047
Amortization of deferred financing costs	159	131
Amortization of debt discount	45	17
Stock-based compensation	365	265
Provision for losses on accounts receivable	113	312
Deferred income taxes	1,444	1,261
Changes in operating assets and liabilities:
Accounts receivable	26,290	27,758
Inventories	(22,736)	(16,648)
Prepaid and other assets and prepaid income taxes	(4,312)	(843)
Accounts payable	(1,649)	2,246
Accrued expenses and other current liabilities	(7,856)	(3,514)
Deferred compensation	(157)	(120)
Benefit obligations and other long-term liabilities	532	(347)
Net cash provided by (used in) operating activities	(10,029)	11,765

Investing activities
Capital expenditures	(437)	(267)
Proceeds from sale of equipment	77	47

Net cash used in investing activities	(360)	(220)

Financing activities
Proceeds from exercise of stock options	—	626
Collection of stockholders’ notes receivable	—	37
Payments of financing costs	—	(51)
Dividends paid	(4,543)	(12,459)
Repayment of long-term debt	(10,288)	(313)
Net cash used in financing activities	(14,831)	(12,160)
Change in cash and cash equivalents	(25,220)	(615)
Cash and cash equivalents at beginning of year	39,432	20,149
Cash and cash equivalents at end of quarter	$14,212	$19,534

Douglas Dynamics, Inc.

Net Loss to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended March 31,
	2012	2011

Net loss	$(4,268)	$(800)

Interest expense - net	2,046	2,204
Income tax expense (benefit)	(1,967)	325
Depreciation expense	701	747
Amortization	1,300	1,300
EBITDA	(2,188)	3,776

Management fees	—	16
Stock based compensation	365	265
Other non-recurring charges (1)	13	4

Adjusted EBITDA	$(1,810)	$4,061

(1) Reflects expenses of $13 and $4 for one time, non-recurring legal fees for the three months ended March 31, 2012 and March 31, 2011, respectively.